EXHIBIT 4.18

101 Huntington Ave.

Prudential Center

Boston, Massachusetts 02199

(“the Building”)

FIRST AMENDMENT

September __, 2004

LANDLORD:	BP Prucenter Acquisition LLC, successor in interest to The Prudential Insurance Company of America

TENANT:	Arnold Worldwide LLC, a Delaware limited liability company, and Havas, S. A., a corporation organized under the laws of France, jointly and severally

EXISTING

PREMISES:	The Existing Premises consist of the Office Premises and the Storage Premises.

Office Premises:

Subject to the provisions of Section D.2 and D.3 of the Lease, the Office Premises consist of the entirety of Floors 15-20 of the Building, the entirety of Floor 23, the Existing 21st Floor Premises, as defined in Section B.1 of the Lease, and the New 21st Floor Premises, as defined in Section B.7 of the Lease. After the Commencement Dates with respect to the Existing 21st Floor Premises and the New 21st Floor Premises have both occurred, the entirety of the 21st floor of the Building will be included in the Office Premises.

Storage Premises:	An area on the orange level of the Garage serving the Building, and an area on the penthouse 2 level of the Building.

Each Floor of the Office Premises and each portion of the Storage Premises is shown on Exhibit D attached to the Lease.

ORIGINAL	DATE OF
LEASE	LEASE:	October 1, 2003 DATA

TERMINATION

DATE:	August 31, 2014

PREVIOUS

LEASE

AMENDMENTS:	None

FIRST

AMENDMENT

PREMISES:

The entirety of the twenty-second (22nd) floor of the Building, consisting of 22,303 rentable square feet, substantially as shown on Exhibit A, First Amendment, a copy of which is attached hereto and :incorporated by reference herein (“22nd Floor Premises”)

WHEREAS, Tenant desires to lease additional premises from Landlord, to wit, the 22nd Floor Premises, and to make certain other changes in the terms of the above-described lease, as previously amended (the “Lease”);

WHEREAS, Landlord is willing to lease the 22nd Floor Premises to Tenant and to make certain other changes to the Lease on the terms and conditions hereinafter set forth:

NOW THEREFORE, the Lease is hereby amended as follows:

1. BACKGROUND

Pursuant to the Lease, Tenant leased the Existing Premises from Landlord. The Lease provides that a portion of the Existing Premises consisting, of 7,819 Rentable Square Feet, defined as the “New 21st Floor Premises” in the Lease, would be delivered to Tenant later than the remainder of the Existing Premises. The New 21st Floor Premises have not yet been delivered to Tenant. Tenant is in occupancy of two portions of the 21st Floor, consisting of 9,792 Rentable Square Feet and 4,692 Rentable Square Feet, respectively (collectively defined as the “Existing 21st Floor Premises” in the Lease).

Landlord and Tenant desire to amend the Lease, inter alia, as follows:

•	To change the provisions of the Lease concerning the Existing 21st Floor Premises relating to Annual Fixed Rent and Landlord’s Allowance;
•

To change the provisions of the Lease concerning the New 21st Floor Premises so that Tenant will not currently be leasing the New 21st Floor Premises, but will have a right of first offer on such New 21st Floor Premises after their initial lease-up;

•	To provide for the demise of the 22nd Floor Premises to Tenant;
•	To make certain other changes to the provisions of the. Lease.

2.	EXISTING 21st FLOOR PREMISES

A.              Construction Start Date. The “Construction Start Date” for the Existing 21st Floor Premises shall be the date that Tenant commences Tenant’s Work in the Existing 21st Floor Premises.

B.	Annual Fixed Rent in respect of the Existing 21st Floor Premises.

(i)

Commencing January 1, 2005 and continuing through August 31, 2014, Annual Fixed Rent with respect to the Existing 21st Floor Premises shall be $499,698.00 per year, or $41,641.50 per month, based on a rate of $34.50 per Rentable Square Foot per year.

(ii)

Beginning with the Construction Start Date, there shall be no Annual Fixed Rent due with respect to the Existing 21st Floor Premises for the 21st Floor Build Out Period, as hereinafter defined, and the Annual Fixed Rent set forth in Section 1.2 of the Lease and/or in Paragraph 2.B.(i) above, as the case may be, shall be adjusted on a per square foot basis. The 21st Floor Build Out Period shall be a period commencing on the Construction Start Date and ending on the earlier to occur of (x) the date ninety (90) days after the Construction Start Date and (y) the first day after the Construction Start Date that Tenant occupies the Existing 21st Floor Premises for business purposes (so that if Tenant never ceases occupying the Existing 21st Floor Premises for its business purposes, then the Floor build Out Period shall be zero days). Notwithstanding the foregoing, in no event shall the 21st Floor Build Out Period extend beyond March 31, 2005.

(iii)

Except as specifically set forth in this First Amendment, Annual Fixed Rent with respect to the remainder of the Existing Premises through August 31, 2014 shall continue to be calculated based on a rate of $27.00 per Rentable Square Foot per year.

C.	Landlord’s Allowance with respect to the Existing 21st Floor Premises

(i)

Landlord’s Allowance, as set forth in Section 5. 3 of the Lease, is based on a rate of $16.79 per Rentable Square Foot. Landlord’s Allowance with respect to the Existing 21st Floor Premises is hereby amended to an amount not to exceed $506,940.00, based on a rate of $35.00 per Rentable Square Foot. Except as specifically set firth in this First Amendment, Landlord’s Allowance with respect to the remainder of the Existing Premises shall continue to be calculated based on a rate of $16.79 per Rentable Square Foot.

(ii)

The Outside Requisition Date, as set forth in Section 5.3 of the Lease, with respect to the Existing 21st Floor Premises, shall be the second anniversary of the Construction Start Date with respect to the Existing 21st Floor Premises.

(iii)

Landlord’s Additional Allowance, as set forth in Section 5.3 of the Lease, is based on a rate of $20.00 per Rentable Square Foot. Except as specifically set forth in this First Amendment, Landlord’s Additional Allowance with respect to the Existing 21st Floor Premises and the remainder of the Existing Premises shall continue to be calculated based on a rate of $20,00 per Rentable Square Foot, and the construction rent provisions of Section 5.5 of the Lease shall continue to apply to any such Landlord’s Additional Allowance.

(iv)

The Moving Costs Cap, as set firth in Section 5.3 of the Lease, is based on a rate of $3.00 per Rentable Square Foot. The Moving Costs Cap with respect to the Existing 21st Floor Premises and the remainder of the Existing Premises shall continue to be calculated based on a rate of $3.00 per Rentable Square Foot.

(v)

The Other Soft Costs Cap, as set firth in Section 5.3 of the Lease, is based on a rate of $1.00 per Rentable Square Foot, The Other Soft Costs Cap with respect to the Existing 21st Floor Premises and the remainder of the Existing Premises shall continue to be calculated based on a rate of $1.00 per Rentable Square Foot.

3.	NEW 21st FLOOR PREMISES

A.              All references in the Lease to the Tenant leasing the New 21st Floor Premises are hereby deleted, and except as set forth in this First Amendment, the New 21st Floor Premises are not and shall not become part of the Premises.

B,              The New 21st Floor Premises shall continue to be part of the First Offer Space, as defined in Section 17.2 of the Lease. However, in recognition of the fact that the New 21st Floor Premises are currently vacant, the same shall not be deemed to be “available for lease” until they have been leased to a third party and thereafter Landlord determines that the then current tenant of such New 21st Floor Premises will vacate such premises, and when Landlord intends to offer such area for lease.

4.	DEMISE OF THE 22ND FLOOR PREMISES

Landlord hereby demises and leases to Tenant and Tenant hereby hires and takes from Landlord, the 22nd Floor Premises for a term commencing as of the Commencement Date in respect of the 22nd Floor Premises, as hereinafter defined, and terminating as of August 31, 2014. Said demise of the 22nd Floor Premises shall be upon all of the terms and conditions of the Lease (including, without limitation, Tenant’s obligation to pay for electricity pursuantto Section 5.2 of the Lease, Tax Excess pursuant to Section 6.2 of the Lease, and Operating Cost Excess pursuant to Section 7.5 of the Lease), except as follows:

A.              The Commencement Date in respect of the 22nd Floor Premises shall be the date on which Landlord delivers the 22nd Floor Premises to Tenant, free and clear of tenants and other occupants. The Rent Commencement Date in respect of the 22nd Floor Premises shall be the earlier to occur of (i) ninety (90) days alter the Commencement Date in respect of the 22nd Floor Premises, and (ii) the day Tenant commences its business operations in the 22nd Floor Premises.

B.	The Annual Fixed Rent in respect of the 22nd Floor Premises shall be as follows:

Time Period	Annual	Monthly	Per RSF
Rent Commencement Date in respect of the 22nd Floor Premises — August 31, 2009	$602,181.00	$50,181.75	$27.00
September 1, 2009 — August 31, 2014	$669,090.00	$55,757.50	$30.00

C.              Tenant shall be entitled to eleven (11) additional parking privileges for parking in unreserved stalls in connection with Tenant’s demise of the 22nd Floor Premises. Such additional parking privileges shall be subject to all of the provisions of Article X of the Lease.

D.              In the event that any of the provisions of the Lease are inconsistent with this Amendment or the state of facts contemplated hereby, the provisions of this Amendment shall control.

5.	CONDITION OF 22ND FLOOR PREMISES

Tenant shall accept the 22nd Floor Premises in its AS-IS condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. Any work performed by Tenant in the 22nd Floor Premises (“Tenant’s Work in the 22nd Floor Premises”) shall be performed in accordance with the Lease including, without limitation, Article IX thereof.

6.	LANDLORD’S ALLOWANCE WITH RESPECT TO THE 22ND FLOOR PREMISES

With respect to the 22nd Floor Premises only Section 5.3 the Lease is hereby amended to read as follows:

5.3	ALLOWANCES

(1)           Landlord’s 22nd Floor Premises Allowance. As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to Section D.3 above, provide to Tenant a special allowance (“Landlord’s 22nd Floor Premises Allowance”) not to exceed $374,467.37, based on a rate of $16.79 per Rentable Square Foot, to be used by Tenant to pay tier the cost (‘‘Hard Costs”) the Tenant’s Work in any portion of the Premises, and Permitted Soft Costs as hereinafter defined. Provided that (i) Tenant has delivered to Landlord lien waivers from all persons with contracts with a value in excess of $25,000.00 who might have a lien as a result of Tenant’s Work in the 22nd Floor Premises. in recordable form (Landlord acknowledging that Tenant shall not he able to obtain a lien waiver from a contractor in connection with such contractor’s first application for payment), (ii) Tenant has delivered to Landlord its certificate as to the cost of such Tenant’s Work in the 22nd Floor Premises, together with evidence thereof in the form of paid invoices, receipts and the like, (iii) Tenant has made request for such payment on or before October 1, 2007 (“Outside Requisition Date”) and (iv) no Event of Default of Tenant described in clauses (a) or (d) of Section 15.1 of the Lease is outstanding and no condition described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of Section 15.2 has occurred and is outstanding, then within thirty (30) days after the satisfaction of the foregoing conditions, the landlord shall pay to the Tenant Landlord’s Share of the amount of such costs so certified up to the Landlord’s 22nd Floor Premises Allowance. For purposes hereof, “Landlord’s Share” shall be a fraction, the numerator of which is the amount of Landlord’s 22nd Floor Premises Allowance and the denominator of which is the estimated total cost of Tenant’s Work in the 22nd Floor Premises. Notwithstanding the foregoing, if Tenant certifies to Landlord that Tenant’s Work in the 22nd Floor Premises is complete, then with respect to the last requisition, Landlord shall pay Tenant the lesser of (i) the remainder of Landlord’s 22nd Floor Premises Allowance and (ii) the cost of such requisition. Tenant may not submit a requisition for payment on account of Landlord’s 22nd Floor Premises Allowance more than one time in any calendar month. Tenant may submit requisitions for payment to Landlord on account of Landlord’s 22nd Floor Premises Allowance after the Commencement Date in respect of the 22nd Floor Premises. Tenant shall have no right to any unused portion of Landlord’s 22nd Floor Premises Allowance, nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease. If Landlord fails timely to pay any portion of Landlord’s 22nd Floor Premises Allowance properly payable to Tenant when due, then Tenant shall have the right to deduct such amount from the next installments (s) of the Annual Fixed Rent and other charges due under the Lease.

(2)            Landlord’s Additional Allowance.  In addition to Landlord’s Allowance, Landlord shall, at Tenant’s election, provide to Tenant, subject to Section D.3 above, an additional allowance (“Landlord’s 22nd Floor Premises Additional Allowance”) not to exceed $446,060.00, based on a rate of $20.00 per Rentable Square Foot, which may be used solely for the payment of Hard Costs only. Landlord’s 22nd Floor Premises Additional Allowance shall be provided to Tenant on the same terms and conditions as are applicable to Landlord’s 22nd Floor Premises Allowance, except: (i) to the extent inconsistent with the provisions of this Paragraph (2), (ii) if Tenant elects to use any portion of Landlord’s 22nd Floor Premises Additional Allowance. Tenant shall pay Construction Rent in accordance with Section 5.5, (iii) the Outside Requisition Date with respect to Landlord’s 22nd Floor Premises Additional Allowance shall be October 1, 2007 (iv) Tenant may submit to Landlord requisitions (“22nd Floor Premises Additional Allowance Requisitions”) for the payment of Landlord’s 22nd Floor Premises Additional Allowances no more often than three times and each 22nd Floor Premises Additional Allowance Requisition, other than the last one to be submitted, shall request funds at least equal to $100,000.00; and (v) Tenant shall have no right of offset if Landlord fails to pay Landlord’s Additional Allowance.

(3)            Permitted Soft Costs. “Permitted Soft Costs” shall be defined as: (i) moving costs incurred by Tenant with respect to swing space used by Tenant in connection with the performance of Tenant’s Work in the 22nd Floor Premises, provided however that Tenant may not apply more than $66,909.00 based on a rate of $3.00 per Rentable Square Foot (“Moving Costs Cap”) towards moving costs, and (ii) architectural, engineering, and cabling costs and the cost of permit fees and payment and performance bonds required hereunder and the cost of builders risk insurance, provided however, that Tenant may not apply more than $22,303.00 based on a rate of $1.00 per Rentable Square Foot (“Other Soft Costs Cap”) towards the costs described in this clause (ii).

7.	CONSTRUCTION RENT WITH RESPECT TO THE 22ND FLOOR PREMISES

Any amounts of Landlord’s 22nd Floor Premises Additional Allowance elected by Tenant shall constitute a portion of “Landlord’s Additional Allowance” for purposes of Section 5.5 of the Lease.

8.	BROKER

Tenant and Landlord represent and warrant to each other that they have not, directly or indirectly dealt, with respect to the leasing of the 22nd Floor Premises with any broker other than GVA Thompson, Doyle, Hennessey & Stevens (the “Broker”) and covenant and agree to defend, save harmless and indemnity each other against any breach of the foregoing representation.

9.	DELETED AND INAPPLICABLE LEASE PROVISIONS

A.              Expansion Rights. In consideration of the demise of the 22nd Floor Premises to Tenant, Subsections A.(l ) and A.(2) of Section 17.1 of the Lease, and all references in the Lease to the First Expansion Area and the Second Expansion Area are hereby deleted in its entirety, it being the intent of the parties that the only expansion right that Tenant shall have pursuant to Section 17.1 of the Lease be to the Third Expansion Area.

B.              24th Floor Premises. Section TA.3 of the Lease is hereby deleted in its entirety and replaced with the following:

The 24th Floor Effective Termination Date shall be December 31, 2004.

C.              Termination and Substitution Rights. In consideration of the demise of the 22nd Floor Premises, Sections D.2 and D.3 of the Lease are hereby deleted in its entirety.

D.              Abatement Work. All of the provisions of the Lease concerning Abatement Work which are applicable to the New 21st Floor Premises shall also be applicable to the 22nd Floor Premises.

E.               Cancellation Options. With respect to Section 3.3 of the Lease, Tenant shall have no right to designate either the 2lst Floor or the 22nd Floor as a “Removed Floor.”

F.             Miscellaneous. Section 4.1(A) of the Lease and Exhibit D to the Lease shall have no applicability to the 22nd Floor Premises.

10.	CONDITION OF LANDLORD’S EXECUTION

The parties hereby acknowledge that Landlord is only willing to execute this First Amendment in the event that the current tenant (the “Current Tenant”) in the 22nd Floor Premises agrees to terminate the term of its lease in respect of the 22nd Floor Premises. Therefore, Landlord shall have the right, exercisable upon written notice to Tenant, to render the foregoing First Amendment void and without further force or effect, unless both of the following events occur:

A.	Tenant executes and delivers to Landlord the foregoing First Amendment; and

B.

The Current Tenant executes and delivers to Landlord an agreement, in form and substance acceptable to Landlord, whereby the Current Tenant agrees to terminate the term of its lease in respect of the 22nd Floor Premises.

11.	As hereby amended, the Lease is ratified, confirmed and approved in all respects.

EXECUTED under seal as the date first above-written.

LANDLORD:

BP PRUCENTER ACQUISITION LLC

By:	Boston Properties Limited Partnership, a Delaware limited partnership
Its:	Manager

By:  Boston Properties, Inc., a Delaware
         corporation

Its:  General Partner

By:___________________________.

Name:________________________

Its:___________________________

Hereunto Duly Authorized

Date Signed: __________________

TENANT:

	(	ARNOLD WORLDWIDE LLC
	(	By: Arnold Worldwide Partners LLC,
	(	its sole member
Signing	(
Jointly and	(
Severally	(	By ______________________
	(	Name:	Edward S. Eskanderian
	(	Title:	Manager
	(	Hereunto Duly Authorized
(
(
(
	(	HAVAS, S.A.
(
(
	(	By ______________________
	(	Name:
	(	Title:
	(	Hereunto Duly Authorized

Date Signed:____________________